EXHIBIT 99.1


SECTION:          FINANCIAL NEWS

DISTRIBUTION:     TO BUSINESS EDITOR

LENGTH:           220 WORDS

HEADLINE:         CAPITAL ENVIRONMENTAL EXECUTIVE CHANGES

DATELINE:         BURLINGTON, ONTARIO, AUG. 2

BODY:

         Capital Environmental Resource Inc. (Nasdaq: CERI) today announced that Tony Busseri, Chairman and Chief Executive Officer, is no longer employed by the Company. Bruce Cummings, presently a member of the Company's Board of Directors, will assume the position of Chairman.

         The Board of Directors has established an Executive Committee to oversee the ongoing operations of the Company and to develop ongoing operational policies and procedures for the Company and to otherwise carry out the duties of the CEO on an interim basis. David Lowenstein, David Langille and Bruce McMaken have been appointed members of the Executive Committee. David Lowenstein, presently a member of the Company's Board, will serve as Chairman of the Executive Committee.

         The Company also notes that it has offered to renew the employment contract of Al Loopstra, its Chief Operating Officer, which terminated automatically as a result of the departure of Mr. Busseri. In addition, Mr. Loopstra has been offered a position on the Executive Committee. The Company expects to complete its negotiations with Mr. Loopstra shortly.

SOURCE:           Capital Environmental Resource Inc.

CONTRACT:         David Langille, EVP and CFO of Capital Environmental Resource,
                  905-319-6047

URL:              http://www.prnewswire.com

LANGUAGE:         English

LOAD-DATE:        August 3, 2000